Exhibit 10.17

AMENDMENT NO. 1

TO

2012 AMENDED AND RESTATED STOCK OPTION AND GRANT PLAN

The Plastiq Inc. 2012 Amended and Restated Stock Option and Grant Plan (the “Plan”) is hereby amended by the Board of Directors and stockholders of Plastiq Inc., a Delaware corporation (the “Company”), as follows:

1. Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

“Stock Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 1,565,201 Shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) and Shares that are withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall be added back to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award, and no more than 1,065,201,000 Shares may be issued pursuant to Incentive Stock Options. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company. Beginning on the date that the Company becomes subject to Section 162(m) of the Code, Options with respect to no more than 1,565,201 Shares shall be granted to any one individual in any calendar year period.”

ADOPTED BY BOARD OF DIRECTORS:	January 23, 2013

ADOPTED BY STOCKHOLDERS:	January 23, 2013